Exhibit 10.31

December 11, 2018

Bill Homan

Re:    Retirement Transition Letter Agreement

Bill,

This letter confirms the following in connection with your decision to retire from Prothena Biosciences Inc (the “Company”):

1.
We have requested that you continue to serve as Chief Legal Officer and Company Secretary of Prothena Corporation plc and continue your employment with the Company until we hire and appoint a new Chief Legal Officer and Company Secretary. You have agreed to do so, provided that your employment ends no later than July 1, 2019.

2.
We have requested that you continue your employment with the Company after a new Chief Legal Officer and Company Secretary is hired and appointed until July 1, 2019 (the “Transition Period”), to assist with the transition of your responsibilities and other matters as requested by your replacement or me. During that Transition Period you will continue as a regular employee at the same level as your current position (including at the same tier in the Company’s Amended and Restated Severance Plan). During the first three months of the Transition Period, we have asked that you remain a full-time employee; thereafter, until July 1, 2019, we have asked that you remain as a part-time employee working 21 hours per week. You have agreed to do so.

3.
For so long as you continue to serve as Chief Legal Officer, you will continue to receive the same compensation and participate in the same compensation and benefit plans and arrangements that you currently receive and in which you currently participate.

4.
During the portion of the Transition Period that you remain a full-time employee, you will continue to be paid a salary at your current annual salary rate of $368,460. During the portion of the Transition Period that you remain a part-time employee, you will be paid a salary at an annual salary rate of $185,000. While you remain an employee, you will continue to be eligible to participate in benefit plans and arrangements generally available to other full-time or part-time employees (as the case may be); provided that you will not be eligible to receive a cash bonus under the Prothena Incentive Compensation Plan (the “ICP”) for the fiscal year 2019 performance period.

5.
Although you will not be eligible to participate in the ICP for the 2019 performance period, the Company has agreed to pay you an amount equal to what would have been your targeted bonus for 2019 (at your bonus participation rate of 40%), based on your actual eligible earnings in 2019, provided that you do not terminate your employment prior to July 1, 2019, provided that you deliver to the Company a general release of claims against the Company and its affiliates that becomes effective and irrevocable within 30 days following your last day of employment. This amount will be paid to you within ten business days following the date the release of claims becomes effective and irrevocable.

Prothena Biosciences Inc 331 Oyster Point Boulevard South San Francisco, CA 94080, U.S.A.

6.
Stock options previously granted to you will continue to vest in accordance with their terms while you remain an employee. In accordance with their terms, any options that are unvested on the date that you cease employment with the Company will immediately terminate, and any options that are vested on that date will remain outstanding until the one-year anniversary of the date your employment ends.

Your employment continues to be “at will.” This means that you and the Company each have the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment.

You also agree that your decision to retire at the end of the Transition Period does not constitute a Triggering Event under the Company’s Amended and Restated Severance Plan (as such term is defined therein) and does not constitute an Involuntary Termination under your Option Award Agreements (as such term is defined therein).

By signing this letter, you acknowledge that it sets out our entire agreement between you and the Company and supersedes all prior oral and written agreements, understandings, commitments and practices regarding the subject of this letter. No amendments to this agreement may be made except in writing signed by a duly authorized representative of the Company.

If this letter accurately describes the circumstances of and your arrangement as you transition to retirement, please sign this letter and return it to me.

We thank you for your willingness to continue to provide services to Prothena as you transition to retirement.

Best regards,

/s/ Gene G. Kinney

Gene G. Kinney, Ph.D.
President and Chief Executive Officer

Acknowledged and Agreed:

/s/ A. W. Homan
A. W. Homan
Date: December 11, 2018

2

Prothena Biosciences Inc
331 Oyster Point Boulevard
South San Francisco, CA 94080, U.S.A.